EXHIBIT 99.2

POWER OF ATTORNEY

Know by all these presents that the Reporting Persons (as defined below) do hereby make, constitute and appoint Ian L. Cohen and Melissa Bales, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned’s individual capacity and as a manager or member of any limited liability company, as a partner of any partnership, as an officer of any corporate or other entity, or in the undersigned’s capacity in a position similar to the foregoing at any entity, in each case, for which the undersigned is otherwise authorized to sign), to execute and deliver such forms, schedules, statements and other documents as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: (i) Sections 13(d), 13(g), 13(f), 13(h) and 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, Schedule 13G, Form 13F, Form 13H, Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

For purposes hereof, the “Reporting Persons” shall consist of: (i) China Leader Group Limited and (ii) Yeung Heung Yeung.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 26th day of January, 2022.

China Leader Group Limited

By:	/s/ Yeung Heung Yeung
Name: Yeung Heung Yeung
Title: Authorized Signatory

Yeung Heung Yeung

/s/ Yeung Heung Yeung